ARTICLES OF MERGER
                                       OF
                           AAMN ACQUISITION SUB, INC.
                                      INTO
                     AFRICAN AMERICAN MEDICAL NETWORK, INC.

                 ***********************************************

      AAMN ACQUISITION SUB, INC. ("Acquisition Sub") and AFRICAN AMERICAN MEDICAL NETWORK, INC. ("Medical Network"), acting in compliance with the provisions of ss.607.1105, Florida Statutes, hereby certify as follows:

      1. A Merger Agreement (the "Merger Agreement") was approved by the board of directors of each of Acquisition Sub and Medical Network and the sole shareholders of Acquisition Sub and Medical Network on May 10, 2005. Pursuant to the Merger Agreement, Acquisition Sub is to be merged into Medical Network, with Medical Network as the surviving or resulting entity. The terms of the merger are set forth in the copy of the Merger Agreement, as amended and attached hereto as Exhibit "A" and made a part hereof.

      2. The merger shall be effective as of the date of filing these Articles of Merger with the Florida Secretary of State.

Dated:   November 16, 2005            AAMN Acquisition Sub, Inc.

                                      By: /s/  Philip M. Cohen
                                          --------------------------------------
                                               Philip M. Cohen, President



                                      African American Medical Network, Inc.


                                      By:  /s/ Charles V. Richardson
                                          --------------------------------------
                                               Charles V. Richardson, President